DISTRIBUTION AGREEMENT

        AGREEMENT made as of the 1st day of January 2002, by and between Aid Association for Lutherans, a fraternal benefit society organized under the laws of the state of Wisconsin (“AAL”), on its own behalf and on behalf of the LB Variable Annuity Account I (the “Variable Account”), and Lutheran Brotherhood Securities Corp., a Pennsylvania corporation (“LBSC”).

WITNESSETH:

        WHEREAS, the Variable Account was established as a separate investment account of Lutheran Brotherhood pursuant to the laws of Minnesota for the purpose of selling flexible premium variable annuity contracts (“Contracts”), to commence after the effectiveness of the Registration Statement relating thereto filed with the Securities and Exchange Commission on Form N-4 pursuant to the Securities Act of 1933, as amended (the “1933 Act”) and the Investment Company Act of 1940 (the “1940 Act”); and

        WHEREAS, the Variable Account is registered as a unit investment trust under the 1940 Act; and

        WHEREAS, on January 1, 2002, Lutheran Brotherhood merged with and into AAL, and the Variable Account is now maintained by AAL and is governed under the laws of Wisconsin; and

        WHEREAS, LBSC is registered as a broker-dealer under the Securities Exchange Act of 1934 (the “Securities Exchange Act”) and is a member of the National Association of Securities Dealers, Inc. (“NASD”); and

        WHEREAS, AAL and LBSC wish to enter into an agreement to have LBSC act as the Company’s principal underwriter for the sale of the Contracts through the Variable Account;

        NOW, THEREFORE, the parties agree as follows:

    Appointment of the Distributor
    AAL agrees that during the term of this Agreement it will take all action which is required to cause the Contracts to comply as an insurance product and a registered security with all applicable federal and state laws and regulations. AAL appoints LBSC and LBSC agrees to act as the principal underwriter for the sale of Contracts to the public, during the term of this Agreement, in each state and other jurisdiction in which such Contracts may lawfully be sold. LBSC shall offer the Contracts for sale and distribution at premium rates set by AAL. Applications for the Contracts shall be solicited only by representatives duly and appropriately licensed or otherwise qualified for the sale of such Contracts in each state or other jurisdiction. AAL shall undertake to appoint LBSC’s qualified registered representatives as life insurance or annuity agents of AAL. Completed applications for Contracts shall be transmitted directly to AAL for acceptance or rejection in accordance with underwriting rules established by AAL. Initial premium payments under the Contracts shall be made by check payable to AAL and shall be held at all times by LBSC or its registered representatives in a fiduciary capacity and remitted promptly to AAL. Anything in this Agreement to the contrary notwithstanding, AAL retains the ultimate right to control the sale of the Contracts and to appoint and discharge life insurance agents of AAL. LBSC shall be held to the exercise of reasonable care in carrying out the provisions of this Agreement.

    Sales Agreements
      LBSC is hereby authorized to enter into separate written agreements, on such terms and conditions as LBSC may determine not inconsistent with this Agreement, with one or more registered representatives who agree to participate in the distribution of Contracts. Such registered representatives shall be registered as securities agents with the NASD. LBSC and its registered representatives soliciting applications for Contracts shall also be duly and appropriately licensed, registered or otherwise qualified for the sale of such Contracts (and the riders and other policies offered in connection therewith) under the insurance laws and any applicable blue sky laws of each state or other jurisdiction in which AAL is authorized to offer the Contracts. LBSC shall have the responsibility for ensuring that its registered representatives are properly supervised. LBSC shall assume any legal responsibilities of AAL for the acts, commissions or defalcations of such registered representatives insofar as they relate to the sale of the Contracts. Applications for Contracts solicited by LBSC through its registered representatives shall be transmitted directly to AAL. All premium payments under the Contracts shall be made by check to AAL and, if received by LBSC, shall be held at all times in a fiduciary capacity and remitted promptly to AAL.

      With the consent of AAL, LBSC also may employ such other person, persons, corporation, or corporations in order to assist it in carrying out this Contract.

    Life Insurance or Annuity Licensing
    AAL shall be responsible for ensuring that the registered representatives are duly qualified under the insurance laws of the applicable jurisdictions to sell the Contracts.

    Suitability
    AAL wishes to ensure that Contracts sold by LBSC will be issued to purchasers for whom the Contract will be suitable. LBSC shall take reasonable steps to ensure that the various registered representatives appointed by it shall not make recommendations to an applicant to purchase a Contract in the absence of reasonable grounds to believe that the purchase of the Contract is suitable for such applicant. While not limited to the following, a determination of suitability shall be based on information furnished to a registered representative after reasonable inquiry of such applicant concerning the applicant’s insurance and investment objectives, financial situation and needs, and the likelihood that the applicant will continue to make the premium payments contemplated by the Contracts.

    Promotion Materials
    AAL shall have the responsibility for furnishing to LBSC and its registered representatives sales promotion materials and individual sales proposals related to the sale of the Contracts. LBSC shall not use any such materials that have not been approved by AAL.

    Compensation
    AAL shall arrange for the payment of commissions directly to those registered representatives of LBSC who are entitled thereto in connection with the sale of the Contracts on behalf of LBSC, in the amounts and on such terms and conditions as AAL and LBSC have determined in the Variable Products Schedule of Commission Rates attached hereto as Exhibit A and Exhibit B and incorporated by reference herein; provided, however, that such terms, conditions and commissions as are set forth in or as are not inconsistent with the Prospectus included as part of the Registration Statement for the Contracts and effective under the 1933 Act. AAL may, at its option, adjust the Variable Products Schedule of Commission Rates for contracts and riders hereafter sold, by giving written notice to LBSC thirty days in advance of such change.

    AAL shall reimburse LBSC for the costs and expenses incurred by LBSC in furnishing or obtaining the services, materials and supplies required by the terms of this Agreement, in the initial sales efforts and the continuing obligations hereunder.

    Records
    LBSC shall have the responsibility for maintaining the records of representatives licensed, registered and otherwise qualified to sell the Contracts. LBSC shall maintain such other records as are required of it by applicable laws and regulations. The books, accounts and records of AAL, the Variable Account and LBSC shall be maintained so as to clearly and accurately disclose the nature and details of the transactions. All records maintained by LBSC or in connection with this Agreement shall be the property of AAL and shall be returned to AAL upon termination of this Agreement, free from any claims or retention of rights by LBSC. LBSC shall keep confidential any information obtained pursuant to this Agreement and shall disclose such information, only if AAL has authorized such disclosure, or if such disclosure is expressly required by applicable federal or state regulatory authorities.

    Investigations and Proceedings
      LBSC and AAL agree to cooperate fully in any insurance regulatory investigation, proceeding or judicial proceeding arising in connection with the Contracts distributed under this Agreement. LBSC and AAL further agree to cooperate fully in any securities regulatory investigation, proceeding or judicial proceeding with respect to AAL, LBSC, their affiliates and their agents or representatives to the extent that such investigation or proceeding is in connection with Contracts distributed under this Agreement. LBSC shall furnish applicable federal and state regulatory authorities with any information or reports in connection with its services under this Agreement which such authorities may request in order to ascertain whether the AAL’s operations are being conducted in a manner consistent with any applicable law or regulation.

      In the case of a written customer complaint, LBSC and AAL will cooperate in investigating such complaint and any response to such complaint will be sent to the other party to this Agreement for approval not less than five business days prior to its being sent to the customer or regulatory authority, except that if a more prompt response is required, the proposed response shall be communicated by telephone or telegraph.

    Termination
    This Agreement shall terminate automatically upon its assignment by either party without the prior written consent of both parties. This Agreement may be terminated at any time by either party on 60 days’ written notice to the other party, without the payment of any penalty. Upon termination of this Agreement all authorizations, rights and obligations shall cease except the obligation to settle accounts hereunder, including commissions on premiums subsequently received for Contracts in effect at time of termination, and the agreements contained in paragraph 8 hereof.

    Regulation
    This Agreement shall be subject to the provisions of the 1933 Act, the 1940 Act and the Securities Exchange Act and the rules, regulations and rulings promulgated thereunder and of the applicable rules and regulations of the NASD, from time to time in effect, and the terms hereof shall be interpreted and construed in accordance therewith.

    Severability
    If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

    Applicable Law
    This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Wisconsin.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                            LB VARIABLE ANNUITY ACCOUNT I
                                            By Aid Association for Lutherans

                                            By /s/ Bruce J. Nicholson
                                               Bruce J. Nicholson, President
                                               And Chief Executive Officer

                                            AID ASSOCIATION FOR LUTHERANS

                                            By /s/ Bruce J. Nicholson
                                               Bruce J. Nicholson, President
                                               And Chief Executive Officer

                                            LUTHERAN BROTHERHOOD SECURITIES CORP.

                                            By /s/ James A. Thomsen
                                               James A. Thomsen, President